UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2009

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2009, the Compensation, Governance and Nominating Committee ("CGNC") of the Board of Directors of PPL Corporation (“PPL” or the “Company”) established the 2009 annual incentive goals used to determine cash awards to be made to named executive officers (as defined in Item 402(a)(3) of Regulation S-K) pursuant to the Company's Short-term Incentive Plan.  The achievement of the performance goals and business criteria will be measured by the CGNC, and any resulting incentive awards will be made to the named executive officers, in January 2010.

Short-term Incentive Cash Awards

For the 2009 annual incentive cash awards to be made pursuant to the Company's Short-term Incentive Plan, the following award targets as a percentage of base salary have been established for the following executive officers:  Chief Executive Officer-110%; Chief Operating Officer-85%; Chief Financial Officer-75%; Senior Vice President, General Counsel and Secretary-65%; and the Presidents of the Company’s principal operating subsidiaries-50%.  The annual incentive cash awards will be made by applying these target percentages to the percentage of goal attainment as determined by the CGNC.  For 2009, there is a single goal category for the PPL corporate-level officers identified above, which is earnings per share.  Awards will be payable on a graduated scale ranging from a threshold of 50% of the target award where performance is approximately 10% below the performance goal, up to 200% of the target award where performance is approximately 10% or greater than the performance goal.  No award is payable to corporate-level officers if performance is below the threshold.  For the Presidents of the Company’s principal operating subsidiaries, the weightings will be allocated 60% to earnings per share, 20% to their individual performance and 20% to the performance of the business unit for which they are responsible.  No award for the earnings per share portion of the award is payable if performance is below the threshold, and no award of any kind is payable if earnings per share results are below a further limit, which is approximately 20% below the earnings per share performance goal.

Long-term Incentive Equity Awards

In January 2009, the CGNC made, and the Company reported, equity award targets under the Company’s Incentive Compensation Plan.  Those award targets are reported again, below, for illustrative purposes because the restricted stock component of the long-term incentive awards is measured by reference to the three most recent years’ performance under the Short-term Incentive Plan.

For the annual long-term incentive equity awards to be made pursuant to the Company's Incentive Compensation Plan, the following award targets as a percentage of base salary have been established:  Chief Executive Officer-350%; Chief Operating Officer-250%; Chief Financial Officer-220%; Senior Vice President, General Counsel and Secretary and the President of PPL EnergyPlus, LLC-160%; and the Presidents of other principal operating subsidiaries-145%.  Awards granted for 2009 were allocated (i) 40% to a restricted stock unit award with a three-year restriction period, based on the achievement of sustained financial and operational results, which will be determined by averaging the most recent three years of annual performance measures used for the annual short-term incentive cash awards established and measured by the CGNC, (ii) 20% to a performance unit award (as described below following the table) with a three-year cumulative performance period, and (iii) 40% to a stock option award.  The exercise price of the stock option awards will be the closing price of the Company’s common stock on The New York Stock Exchange on the date of grant.  The following table provides the award targets, based on a percentage of base salary.

Name and Position	Restricted Stock Units	Performance Units	Stock Options
	Sustained Financial and Operational Results	Relative Total Shareowner Return	Stock Price Performance
Chief Executive Officer	140%	70%	140%
Chief Operating Officer	100%	50%	100%
Chief Financial Officer	88%	44%	88%
Senior Vice President, General Counsel and Secretary and the President of PPL EnergyPlus, LLC	64%	32%	64%
Presidents of other principal operating subsidiaries	58%	29%	58%

Performance units represent a target number of shares (“Target Award”) of the Company’s common stock that the officer would receive upon the Company’s attainment of the applicable performance goal.  Performance is determined based on the “total shareowner return” (increase in market value of a share of the Company’s common stock plus the value of all dividends paid on a share of the common stock during the applicable performance period, divided by the price of the common stock at the beginning of the performance period) during a three-year performance period (in this case, January 1, 2009 through December 31, 2011).  At the end of the performance period, payout is determined by comparing the Company’s performance to the total shareowner return of the companies included in the S&P Electric Utilities Index (“Index Group”).  Awards are payable on a graduated basis within the following ranges:  If the Company’s performance is at or above the 85th percentile of the Index Group, the award is paid at 200% of the Target Award; at the 50th percentile of the Index Group, the award is paid at 100% of the Target Award; at the 40th percentile of the Index Group, the award is paid at 50% of the Target Award; and below the 40th percentile, no award is payable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ James E. Abel
James E. Abel Vice President – Finance and Treasurer

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel
James E. Abel Vice President and Treasurer

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ James E. Abel
James E. Abel Treasurer

Dated:  April 1, 2009